For Immediate Release

Contact:	Alex Lombardo Investors (703) 573-9317	Jennifer Beranek Media (608) 661-4754

Great Wolf Resorts Reports 2006 Fourth Quarter and Full Year Results

MADISON, Wis., February 28, 2007—Great Wolf Resorts, Inc. (NASDAQ: WOLF), North America’s leading family of indoor waterpark resorts, today reported results for the quarter and year ended December 31, 2006.

Fourth Quarter 2006 Highlights

•	Reported Adjusted EBITDA of $8.5 million, achieving the high end of earnings guidance range, which was upwardly revised on February 9, 2007, resulting in full year 2006 Adjusted EBITDA of $38.0 million.

•	Generated total revenues of $34.2 million, Adjusted net income of $0.1 million, and Adjusted net income per share of $0.00.

•	Increased same store RevPAR by 8.0 percent and same store Total RevPAR by 6.2 percent compared to the 2005 fourth quarter.

•	Opened the 401-suite Great Wolf Lodge® resort adjacent to Kings Island in Mason, Ohio.

•	Broke ground on construction of a 394-suite Great Wolf Lodge resort in Grand Mound, Wash.

•	Closed on a $97 million, 10-year, 6.1 percent fixed rate loan secured by the Pocono Mountains resort.

In the 2006 fourth quarter, Great Wolf Resorts reported a net loss of $(49.0) million, or $(1.61) per diluted share, compared to a net loss of $(26.4) million, or $(0.88) per diluted share in the 2005 fourth quarter. Fourth quarter 2006 operating results include the impact of a previously announced pre-tax, non-cash $51.0 million goodwill impairment charge and the related effect on income taxes of the non-deductibility of a majority of the goodwill impairment charge for income tax purposes.

Operating Results

“We had a strong fourth quarter, completing an excellent year for Great Wolf Resorts,” said John Emery, chief executive officer. “Our fourth quarter includes several notable seasonal events at our properties, including Howl-O-Ween and our month-long Snowland celebration. We were pleased with the consumer awareness and recognition these types of events continue to bring to our resorts. These events help us to build year-round awareness and generate significant demand for our properties as we continue to strengthen our national footprint of resorts.”

The company reported Adjusted EBITDA of $8.5 million and Adjusted net income per share of $0.00. Fourth quarter same store revenue per available room (RevPAR) grew 8.0 percent, and RevPAR for all properties that were open at any point during the fourth quarter of 2006 rose 9.6 percent compared to the prior year’s fourth quarter.

“As we expand into new markets like Niagara Falls and Mason, Ohio, we believe we continue to build brand awareness that further separates us from local competition,” Emery noted. “Overall, our properties continued to perform well in the fourth quarter. Leisure demand has been stable in our Midwest properties and strong in our Eastern markets. We are focused on continuing to grow our group business, as evidenced by our plans to expand the meeting space facilities at several of our resorts.”

Operating statistics for the company’s portfolio of resorts for the 2006 fourth quarter are as follows:

	Same Store Comparison (a)
	Q4	Q4
	2006	2005	Increase (Decrease)
			$		%

Occupancy	51.4%	50.2%		N/A	2.4%

ADR	$235.86	$223.66		$12.20	5.5%

RevPAR	$121.24	$112.23		$9.01	8.0%

Total RevPOR	$361.77	$348.92		$12.85	3.7%

Total RevPAR	$185.96	$175.09		$10.87	6.2%

	All Properties Comparison (b)
	Q4	Q4
	2006	2005	Increase (Decrease)
			$		%

Occupancy	52.0%	50.2%		N/A	3.6%

ADR	$236.67	$223.66		$13.01	5.8%

RevPAR	$123.05	$112.23		$10.82	9.6%

Total RevPOR	$366.02	$348.92		$17.10	4.9%

Total RevPAR	$190.30	$175.09		$15.21	8.7%

(a)	Same store comparison includes only properties that were open for the majority of the period of Q4 2005 and Q4 2006 (that is, the Wisconsin Dells, Sandusky, Traverse City, Kansas City, Sheboygan, Williamsburg and Pocono Mountains resorts).

(b)	All properties comparison includes all properties that were open at any point during Q4 2005 or Q4 2006.

“In the 2006 fourth quarter, our Pocono Mountains resort remains our top performer in operating statistics such as Total RevPOR and Total RevPAR,” Emery said. “Our other mid-Atlantic property, Great Wolf Lodge — Williamsburg, continued to show strong, double-digit RevPAR growth in its second year of operations. We opened a MagiQuest® family entertainment game in Williamsburg during the fourth quarter, and it has been a big hit with both parents and kids,” Emery added.

Great Wolf Lodge — Niagara Falls, which opened in April 2006, continues to ramp-up well in its first year of operations. “We are encouraged by the growing brand awareness of this resort, located in an international tourist destination,” Emery said.

Great Wolf Lodge — Kansas City posted double digit RevPAR growth in the 2006 fourth quarter. All repairs to the property’s roof following tornado damage in the 2006 first quarter have been completed.

“Our upper Midwest properties continued to reflect the impact of weakened regional economic conditions and, in the case of certain markets, competition and slower growth in some vacation destination locations,” Emery said. “We believe the combination of our deep experience in these markets, the strength of our operating teams and our superior product will generate solid results, although at lower levels than we may have seen or expected a few years ago. Our forecast for these markets contributed to our conclusion that a write-off of the goodwill we had recorded upon the acquisition of our Traverse City and Sheboygan resorts in late 2004 was now necessary. We do remain optimistic in the long-term about these markets, but we feel they may continue to be affected in the near-term by these economic/market issues.”

“At our Pocono Mountains property, we recently completed some extensive upgrades to our wastewater treatment plant,” Emery noted. “Between the recent and possible additional future upgrades to the plant, and other non-capitalizable costs related to the plant, we expect to spend in excess of $2 million toward remedying the wastewater treatment issues we have experienced and preventing future issues with the plant. We are committed to ensuring the safe, compliant operation of this plant. This is our only location with a stand-alone wastewater treatment facility. Because of the unusual nature of some of these costs, we have excluded the non-capitalized costs as an adjustment in our calculation of Adjusted EBITDA for the fourth quarter.”

Construction Update

In December 2006, the company’s joint venture with a subsidiary of CBS Corporation opened the 401-suite Great Wolf Lodge in Mason, Ohio, adjacent to Kings Island theme park. The resort features a 93,000 square-foot indoor entertainment area. The resort’s 40,000 square-foot conference center is scheduled to open in March 2007 and will be our largest meeting facility.

Construction of the 104 additional guest suites at the Great Wolf Lodge – Williamsburg is on schedule to be completed in late March 2007. The resort’s 14,000 square-foot meeting space addition is expected to open in the 2007 second quarter and will bring the resort’s meeting space total to over 20,000 square feet. In December 2006, the resort opened the Howlin’ Tornado™ ride, part of a 12,000-square foot expansion to the indoor waterpark, and the resort expects to open our first FlowRider®, an indoor wave-riding attraction, in March 2007. Additionally, the resort also plans to add a miniature golf attraction in 2007.

Construction is approximately 30 percent complete on the company’s 404-suite Great Wolf Lodge resort in Grapevine, Texas. The resort construction is on schedule for an expected late 2007 opening. Early indications on the market reception to this resort have been positive. As a result, the company is evaluating a possible expansion of approximately 200 additional guest suites and added meeting space to make the Grapevine resort the largest Great Wolf Lodge. The second phase, if undertaken, could be completed as soon as late 2008, at which time the resort would total more than 600 suites.

In October 2006, the company held groundbreaking ceremonies for the 394-suite Great Wolf Lodge in Grand Mound, Wash. This resort is a joint venture between Great Wolf Resorts and the Confederated Tribes of the Chehalis Reservation. The property will have a 78,000 square-foot indoor entertainment area. Situated on 39 acres, the property will feature a 30,000 square-foot conference center; MagiQuest, a live action fantasy adventure game; teen amenities and activities; outdoor miniature golf course; two themed family restaurants; confectionery café; Pizza Hut Express®; and a spa featuring Aveda® products. Grand Mound is approximately mid-way between Seattle, Wash. and Portland, Ore. The resort is currently scheduled to open in early 2008.

Development Update

“We continue to be encouraged by both our internal and external growth prospects,” Emery said. “We believe two major factors — cost pressures on construction materials and the significant decline in demand for vacation condominiums — have created a tougher environment for some of our competitors’ future development in the indoor waterpark arena. While this situation has created some challenges for us as well, it also has helped to create a higher barrier against potential future competition, as we have seen planned indoor waterpark developments delayed or canceled in several markets around the country. We believe these events further validate our shift in strategy in the selection of new sites, to incorporate a higher focus on the acquisition of premium sites in our target markets. We believe picking the best sites, along with robust demographics, results in a longer-term barrier to entry for potential competitors. We hope to capitalize on the current environment by prudently managing our own new resort development projects, and by continuing to look for strategic possibilities to add amenities or capacity at our existing resorts. We believe our strong cash flow from our existing properties, large cash balance and healthy capital structure give us a competitive advantage to continue to develop our properties even in this higher construction cost environment.”

The company’s internal development strategy involves several planned revenue-generating amenity and space expansions to existing resorts:

•	The company plans to introduce an innovative, themed kids spa concept to provide children with signature spa treatments in a fun and unique setting.

•	The company is expanding its Cub Club children’s activities to provide an increased emphasis on “edutainment” activities that combine education and entertainment.

•	Great Wolf Lodge — Traverse City – planned construction of an additional 9,000 square feet of meeting space, evaluating addition of MagiQuest family entertainment game.

•	Great Wolf Lodge — Kansas City –addition of a miniature golf attraction, evaluating construction of additional meeting space.

•	Great Wolf Lodge — Williamsburg – recently completed 12,000 square-foot indoor waterpark expansion, construction of 14,000 square feet of meeting space and 104 new guest suites, and planned addition of a miniature golf attraction.

•	Great Wolf Lodge — Mason – 40,000 square-foot conference center opening in March 2007.

“Our external development plan includes developing 10-15 resorts over the next four-six years, consisting of both resorts in major domestic markets with Great Wolf Resorts as the sole or majority owner, and of licensed or minority owned resorts in secondary U.S. and/or international markets,” Emery added. “We are focused on specific locations within prime markets that can provide high barriers to entry from potential competition. We currently have more than a dozen potential development sites under contract or in active negotiation. Our primary focus currently is on sites in the Mid-Atlantic, Southeast, Northeast and Northern California regions.

“We believe the combination of our internal and external growth plans will continue to complement and enhance our overall brand development strategy and will enable us to provide high-quality, memorable family vacation experiences to all our guests,” Emery said.

Capital Structure

During the fourth quarter, the company closed on a $97 million mortgage loan secured by the company’s Great Wolf Lodge resort in the Pocono Mountains, Pa. The 10-year loan bears interest at a fixed rate of 6.10 percent per annum. The company used approximately $28.5 million of the loan’s net proceeds to repay an existing 10.25 percent interest, floating rate loan on the Blue Harbor Resort & Conference Center™ in Sheboygan, Wis. The balance of the net proceeds will be used to fund future development and for general corporate purposes.

“Our properties continue to produce strong net cash flow,” said James A. Calder, chief financial officer. “We currently have $97 million of unrestricted cash available on our balance sheet, and have no debt outstanding on our Williamsburg and Sheboygan resorts. This combination gives us significant capital capacity to fund our development plans.”

Calder noted that the company’s net debt to trailing 12-month Adjusted EBITDA was approximately 4.9 times. Approximately 80 percent of the company’s long-term debt is fixed with a weighted average debt maturity of 11.6 years.

Key Financial Data

As of December 31, 2006, Great Wolf Resorts had:

•	Total cash, cash equivalents and restricted cash of $101.4 million

•	Total secured debt of $237.8 million

•	Total unsecured debt of $51.5 million

•	Weighted average cost of total debt of 7.02 percent

•	Weighted average debt maturity of 11.6 years

•	Total construction in progress for resorts currently under construction but not yet opened of approximately $71.8 million

Outlook and Guidance

“We believe we are well positioned for growth in 2007 and beyond,” Emery said. “Our East Coast properties are still ramping up and have been well received by the public. We are quite optimistic about the potential of our new Mason, Ohio resort and have two resorts under construction in untapped markets. We believe our upper Midwest properties remain competitive resorts, despite difficult regional economic and market conditions.”

The company provides the following outlook and earnings guidance for the first quarter and full year 2007 (amounts in thousands, except per share data):

	Q1 2007		Full year 2007
	Low	High	Low	High
Net income (loss)	$(3,450)	$(2,250)	$(9,900)	$(6,300)

Net income (loss) per diluted share	$(0.11)	$(0.07)	$(0.33)	$(0.21)

Adjusted EBITDA (a)	$9,000	$11,000	$44,000	$50,000

Adjusted net income (loss) (a)	$(2,020)	$(800)	$(3,500)	$100

Adjusted net income (loss) per diluted share	$ (0.07)	$ (0.03)	$ (0.12)	$ 0.01

(a)	For reconciliations of Adjusted EBITDA and Adjusted net income (loss), see the tables accompanying this press release.

The net income (loss) and adjusted net income (loss) amounts above reflect the effects of additional borrowings the company undertook in 2006 to partially fund future development projects and the ramp-up of the company’s Mason resort in its first year of operations.

Adjusted EBITDA and Adjusted net income are non-GAAP financial measures within the meaning of the Securities and Exchange Commission (SEC) regulations. See the discussion below in the “Non-GAAP Financial Measures” section of this press release. Reconciliations of Adjusted EBITDA and Adjusted net income are provided in the tables of this press release.

Great Wolf Resorts will hold a conference call to discuss its fourth-quarter 2006 results today, February 28, at 10 a.m. Eastern Time. Stockholders and other interested parties may listen to a simultaneous webcast of the conference call on the Internet by logging onto the company’s Web site, www.greatwolf.com, or www.streetevents.com, or may call (800) 240-5318, reference number 11083831. A recording of the call will be available by telephone until midnight on Wednesday, March 7, 2007, by dialing (800) 405-2236, reference number 11083831. A replay of the conference call will be posted on the company’s Web site through March 28, 2007.

Non-GAAP Financial Measures

Included in this press release are certain “non-GAAP financial measures,” which are measures of the company’s historical or future performance that are different from measures calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules, that Great Wolf Resorts believes are useful to investors. They are as follows: (i) Adjusted EBITDA and (ii) Adjusted net income (loss). The following discussion defines these terms and presents the reasons the company believes they are useful measures of its performance.

Great Wolf Resorts defines Adjusted EBITDA as net income plus (a) interest expense, net, (b) income taxes, (c) depreciation and amortization, (d) non-cash employee compensation, (e) costs associated with early extinguishment of debt or postponement of debt offerings, (f) opening costs of resorts under development, (g) shareholder litigation expenses, (h) equity in earnings (loss) of affiliates, (i) loss on sale of assets, (j) impairment charges, (k) other unusual or non-recurring items, and (l) minority interests. The company defines Adjusted net income (loss) as net income without the effects of (a) non-cash employee compensation, (b) costs associated with early extinguishment of debt or postponement of debt offerings, (c) opening costs of resorts under development, (d) shareholder litigation expenses, (e) loss on sale of assets, (f) impairment charges, (g) other unusual or non-recurring items, and (h) the effect of non-normalized income tax expense.

Adjusted EBITDA and Adjusted net income (loss) as calculated by the company are not necessarily comparable to similarly titled measures by other companies. In addition, Adjusted EBITDA (a) does not represent net income or cash flows from operations as defined by GAAP, (b) is not necessarily indicative of cash available to fund the company’s cash flow needs, and (c) should not be considered as an alternative to net income, operating income, cash flows from operating activities or the company’s other financial information as determined under GAAP. Also, Adjusted net income does not represent net income as defined by GAAP.

Management believes Adjusted EBITDA is useful to an investor in evaluating the company’s operating performance because a significant portion of its assets consists of property and equipment that are depreciated over their remaining useful lives in accordance with GAAP. Because depreciation and amortization are non-cash items, management believes that presentation of Adjusted EBITDA is a useful measure of the company’s operating performance. Also, management believes measures such as Adjusted EBITDA are widely used in the hospitality and entertainment industries to measure operating performance.

Similarly, management believes Adjusted net income (loss) is a useful performance measure because certain items included in the calculation of net income may either mask or exaggerate trends in the company’s ongoing operating performance. Furthermore, performance measures that include these types of items may not be indicative of the continuing performance of the company’s underlying business. Therefore, the company presents Adjusted EBITDA and Adjusted net income (loss) because they may help investors to compare Great Wolf Resorts’ ongoing performance before the effect of various items that do not directly affect the company’s ongoing operating performance.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical facts, including, among others, statements regarding Great Wolf Resorts’ future financial position, business strategy, projected levels of growth, projected costs and projected performance and financing needs, are forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of Great Wolf Resorts, Inc. and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that actual results may differ materially from those contemplated by such forward-looking statements. Many of these factors are beyond the company’s ability to control or predict. Such factors include, but are not limited to, competition in the company’s markets, changes in family vacation patterns and consumer spending habits, regional or national economic downturns, the company’s ability to attract a significant number of guests from its target markets, economic conditions in its target markets, the impact of fuel costs and other operating costs, the company’s ability to develop new resorts in desirable markets or further develop existing resorts on a timely and cost efficient basis, the company’s ability to manage growth, including the expansion of the company’s infrastructure and systems necessary to support growth, the company’s ability to manage cash and obtain additional cash required for growth, potential accidents or injuries at its resorts, its ability to achieve or sustain profitability, downturns in its industry segment and extreme weather conditions, increases in operating costs and other expense items and costs, uninsured losses or losses in excess of the company’s insurance coverage, the company’s ability to protect its intellectual property, trade secrets and the value of its brands, and other factors discussed under Item IA (Risk Factors) in Great Wolf Resorts 2005 Form 10-K. We assume no duty to update these statements.

Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to Great Wolf Resorts or persons acting on its behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless otherwise required by law.

About Great Wolf Resorts, Inc.

Great Wolf Resorts, Inc.® (NASDAQ: WOLF), Madison, Wis., is North America’s largest family of indoor waterpark resorts, and, through its subsidiaries and affiliates, owns and operates its family resorts under the Great Wolf Lodge® and Blue Harbor Resort™ brands. Great Wolf Resorts is a fully integrated resort company and owns and/or manages Great Wolf Lodge locations in: Wisconsin Dells, Wis.; Sandusky, Ohio; Traverse City, Mich.; Kansas City, Kan.; Williamsburg, Va.; the Pocono Mountains, Pa.; Niagara Falls, Ontario; Mason, Ohio; and Blue Harbor Resort & Conference Center in Sheboygan, Wis. Great Wolf Lodge properties are currently in predevelopment and/or under construction in Grapevine, Texas and Grand Mound, Wash.

The company’s resorts are family-oriented destination facilities that generally feature 300 to 400 rooms and a large indoor entertainment area measuring 40,000 to 100,000 square feet. The all-suite properties offer a variety of room styles, arcade/game rooms, fitness centers, themed restaurants, spas, supervised children’s activities and other amenities. Additional information may be found on the company’s Web site at www.greatwolf.com.

Great Wolf Resorts, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)
	Three Months Ended	Three Months Ended	Year Ended December	Year Ended December
	December 31, 2006	December 31, 2005	31, 2006	31, 2005
Revenues:
Rooms	$19,272	$15,648	$87,775	$73,207
Food and beverage	5,236	4,409	21,930	18,897
Other hotel operations	4,973	4,209	21,207	17,949
Sales of condominiums	—	—	—	25,862
Management and other fees	1,938	585	5,816	976

	31,419	24,851	136,728	136,891
Other revenue from managed properties	2,788	2,524	11,920	2,524

Total revenues	34,207	27,375	148,648	139,415
Operating expenses:
Resort departmental expenses	11,925	10,225	47,837	42,351
Selling, general and administrative	9,101	6,302	40,674	23,925
Property operating costs	3,998	3,780	15,823	14,963
Opening costs for resorts under development	4,332	4,221	7,394	9,835
Debt-related costs	336	854	747	2,969
Loss on sale of property	114	26,161	1,066	26,161
Depreciation and amortization	7,206	6,727	25,903	26,248
Goodwill impairment	50,975	—	50,975	—
Cost of sales of condominiums	—	—	—	16,780
	87,987	58,270	190,419	163,232
Other expenses from managed properties	2,788	2,524	11,920	2,524

Total operating expenses	90,775	60,794	202,339	165,756
Operating loss	(56,568)	(33,419)	(53,691)	(26,341)
Interest income	(790)	(656)	(3,105)	(1,623)
Interest expense	1,770	1,984	7,169	6,728

Loss before income taxes, minority interests, and equity in loss of unconsolidated
affiliates	(57,548)	(34,747)	(57,755)	(31,446)
Minority interests, net of tax	(388)	(2)	(502)	(4)
Equity in loss of unconsolidated affiliates, net of tax	515	170	761	170
Income tax benefit	(8,682)	(8,529)	(8,764)	(7,199)

Net loss	$(48,993)	$(26,386)	$(49,250)	$(24,413)

Net loss per share:
Basic	$(1.61)	$(0.88)	$(1.63)	$(0.81)
Diluted	$(1.61)	$(0.88)	$(1.63)	$(0.81)
Weighted average common shares outstanding:
Basic	30,381	30,138	30,300	30,134
Diluted	30,381	30,138	30,300	30,134

Great Wolf Resorts, Inc.
Reconciliations of Non-GAAP Financial Measures
(in thousands, except per share amounts)
	Three Months Ended	Three Months Ended	Year Ended December	Year Ended December
	December 31, 2006	December 31, 2005	31, 2006	31, 2005
Net loss	$(48,993)	$(26,386)	$(49,250)	$(24,413)
Adjustments:
Opening costs for resorts under development	4,332	4,221	7,394	9,835
Debt-related costs	336	854	747	2,969
Loss on sale of property	114	26,161	1,066	26,161
Depreciation and amortization	7,206	6,727	25,903	26,248
Goodwill impairment	50,975	—	50,975	—
Interest expense, net	980	1,328	4,064	5,105
Minority interest expense, net of tax	(388)	(2)	(502)	(4)
Equity in loss of unconsolidated
affiliates, net of tax	515	170	761	170
Income tax benefit	(8,682)	(8,529)	(8,764)	(7,199)
Non-cash employee compensation	1,168	(1)	3,559	(1,554)
Litigation expenses	63	—	1,172	—
Wastewater treatment plant-related costs	833	—	833	—

Adjusted EBITDA (1)	$8,459	$4,543	$37,958	$37,318

Net loss	$(48,993)	$(26,386)	$(49,250)	$(24,413)
Adjustments to net loss:
Income tax benefit	(8,682)	(8,529)	(8,764)	(7,199)
Opening costs for resorts under development	4,332	4,221	7,394	9,835
Debt-related costs	336	854	747	2,969
Loss on sale of property	114	26,161	1,066	26,161
Goodwill impairment	50,975	—	50,975	—
Non-cash employee compensation	1,168	(1)	3,559	(1,554)
Litigation expenses	63	—	1,172	—
Wastewater treatment plant-related costs	833	—	833	—
Income tax rate adjustment (2)	(58)	1,472	(3,093)	(2,320)

Adjusted net income (loss) (1)	$88	$(2,208)	$4,639	$3,479

Adjusted net income (loss) per share:
Basic	$0.00	$(0.07)	$0.15	$0.12
Diluted	$0.00	$(0.07)	$0.15	$0.12
Weighted average shares outstanding:
Basic	30,381	30,138	30,300	30,134
Diluted	30,430	30,138	30,349	30,134

Great Wolf Resorts, Inc.
Operating Statistics
	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
All Properties
Occupancy	52.0%	50.2%	63.5%	60.6%
ADR	$236.67	$223.66	$240.04	$213.77
RevPAR	$123.05	$112.23	$152.41	$129.56
Total RevPOR	$366.02	$348.92	$361.85	$322.41
Total RevPAR	$190.30	$175.09	$229.76	$195.40
All — Same Store (3)
Occupancy	51.4%	50.2%	63.1%	60.5%
ADR	$235.86	$223.66	$211.27	$209.71
RevPAR	$121.24	$112.23	$133.41	$126.93
Total RevPOR	$361.77	$348.92	$316.84	$315.37
Total RevPAR	$185.96	$175.09	$200.08	$190.89
The company defines its operating statistics as follows:
Occupancy is calculated by dividing total occupied rooms by total available rooms.
Average daily rate (ADR) is the average daily room rate charged and is calculated by dividing total rooms revenue by total occupied rooms.
Revenue per available room (RevPAR) is the product of (a) occupancy and (b) ADR.
Total revenue per occupied room (Total RevPOR) is calculated by dividing total resort revenue
(including revenue from rooms, food and beverage, and other amenities) by total occupied rooms.
Total revenue per available room (Total RevPAR) is the product of (a) occupancy and (b) Total RevPOR.

Great Wolf Resorts, Inc.
Reconciliations of Outlook Financial Information (4)
(in thousands, except per share amounts)
		Three Months
		Ending	Year Ending December
		March 31, 2007	31, 2007
Net loss		$(2,850)	$(8,100)
Adjustments:
	Interest expense, net	3,000	13,150
	Income tax benefit	(1,900)	(5,400)
	Depreciation and amortization	8,400	34,700
	Non-cash employee compensation	1,200	4,800
	Minority interest expense	(50)	(150)
	Equity in (earnings) loss of unconsolidated affiliates	1,000	2,200
	Opening costs of resorts under development	1,200	5,800

Adjusted EBITDA (1)		$10,000	$47,000

Net loss		$(2,850)	$(8,100)
Adjustments to net loss, net of income taxes:
	Non-cash employee compensation	720	2,880
	Opening costs of resorts under development	720	3,480

Adjusted net loss (1)		$(1,410)	$(1,740)

Net loss per share:
	Basic	$(0.09)	$(0.27)
	Diluted	$(0.09)	$(0.27)
Adjusted net loss per share:
	Basic	$(0.05)	$(0.06)
	Diluted	$(0.05)	$(0.06)
Weighted average shares outstanding:
	Basic	30,400	30,400
	Diluted	30,400	30,400
	See discussions of Adjusted EBITDA and Adjusted net income (loss) located in the “Non-GAAPFinancial Measures” section
(1)	of this press release.
	This amount represents an adjustment to recorded income tax expense to bring the overall effective tax rate to an
	estimated normalized rate of 40%. This effective tax rate differs from the effective tax rates in the company’s
(2)	historical statements of operations.
	Same store comparison includes properties that were open for the majority of the periods in both 2005 and 2006 (that is,
	the Wisconsin Dells, Sandusky, Traverse City, Kansas City, Sheboygan, Williamsburg and Pocono Mountains resorts for the
	three months ended December 31, and the Wisconsin Dells, Sandusky, Traverse City, Kansas City, Sheboygan and
(3)	Williamsburg resorts for the year ended December 31).
(4)	The company’s outlook reconciliations use the mid-points of its estimates of Adjusted EBITDA and Adjusted net income.